Exhibit 99.2

1680 Capital One Drive McLean, VA 22102-3491

FOR IMMEDIATE RELEASE: November 16, 2005
Contact: Tatiana Stead
               703-720-2352

E.R. Campbell Joins Capital One Board of Directors
Experienced Hibernia Bank Chair to Join Capital One's Board

McLean, Va. (November 16, 2005) -- Capital One Financial Corporation (NYSE:COF) today announced that its Board of Directors has elected E.R. “Bo” Campbell, former Chairman of the Board of Hibernia Corporation and Hibernia National Bank, as a director of Capital One. Campbell will also serve on the Board's Finance Committee. The Board expects to submit Campbell 's nomination for re-election by Capital One stockholders in April 2006.

"I am extremely pleased to welcome Bo," said Richard D. Fairbank, Chairman and Chief Executive Officer of Capital One. "As Chairman of Hibernia's Board, Bo has been instrumental to the bank’s continued success. His leadership, experience and banking expertise will make him a wonderful addition to our Board and a great resource for our executive team." Campbell is Chairman of Louisiana-based Campbell Companies and is active in oil and gas and land and timber investments. Campbell has also served as Chairman of Hibernia’s Texas operations and of Pioneer Bancshares, a Louisiana-based bank holding company that merged with Hibernia in 1994.

An active businessman and civic leader, Campbell was named a Business Leader of the Year by the Greater Shreveport Chamber of Commerce in 2002. Campbell received a bachelor’s degree from Louisiana State University (LSU) and is a graduate of the Southwestern Graduate School of Banking at Southern Methodist University in Dallas. A former member of the LSU Board of Supervisors, Campbell is an active LSU alumnus and a member of the LSU School of Business Hall of Distinction. He is also President-elect of the Tiger Athletic Foundation and currently serves as member of the Foundation’s Executive Committee and Board of Directors.

About Capital One

     Headquartered in McLean, Virginia, Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose principal subsidiaries, Capital One Bank, Capital One, F.S.B., Capital One Auto Finance, Inc., and Hibernia National Bank (www.hibernia.com), offer a variety of consumer lending and deposit products. Capital One's subsidiaries collectively had 49.2 million accounts and $84.8 billion in managed loans outstanding as of September 30, 2005. Capital One is a Fortune 500 company and, through its subsidiaries, is one of the largest providers of MasterCard and Visa credit cards in the world. Capital One trades on the New York Stock Exchange under the symbol "COF" and is included in the S&P 500 index.

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